                                                                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
April 18, 2006		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ANITA W. WIMMER
Vice President - Controller and
Treasurer
(276) 627-2446
e-mail:awimmer@stanleyfurniture.com

STANLEY FURNITURE ANNOUNCES
FIRST QUARTER 2006 OPERATING RESULTS

Record first quarter sales

STANLEYTOWN, VA, April 18, 2006/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) today reported record sales for the first quarter of 2006. Sales and earnings were within management’s previous guidance provided in late January 2006.

Net sales of $83.5 million increased 0.7% from record first quarter sales in 2005. Earnings per share of $.43 equaled the record earnings in the first quarter of last year.

Operating income declined to $8.6 million, or 10.3% of net sales, in the first quarter of 2006 from $9.4 million, or 11.3% of net sales, in the first quarter of 2005. Lower margins resulted from operational inefficiencies, lower production levels, and higher raw material, compensation and energy costs.

Working capital, excluding cash and current maturities of long-term debt, decreased $4.0 million during the first quarter to $77.5 million from $81.5 million at December 31, 2005. Total inventories of $65.1 million have decreased $4.8 million and $6.6 million since December 31, 2005 and the year-ago quarter, respectively. Strong cash flow in the first quarter was used to purchase $1.3 million of the Company’s common stock, pay cash dividends of $982,000 and increase the Company’s cash on hand $9.4 million. Approximately $15.9 million remains authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock. At April 1, 2006, total debt outstanding was $11.4 million and cash on hand amounted to $21.9 million.

Business Outlook

“We are pleased to report record sales, solid earnings and exceptionally strong cash flow for the first quarter of 2006,” commented Jeffrey R. Scheffer, chairman, president and chief executive officer. “The softness in industry sales that began in the latter half of last year has continued into 2006 with inconsistent demand patterns. Recent business conditions have been softer than we anticipated and has caused us to modestly lower our sales projections for 2006. Recently, we began reinvigorating our continuous improvement efforts using lean manufacturing principles, to improve processes and efficiencies. Near term, as these efforts allow us to continue reducing inventories, we anticipate lower production levels and operating margins. How quickly and to what extent we are able to lower costs, improve quality and reduce inventories is difficult to project, but we are confident this will position the Company to better compete primarily as a domestic manufacturer, execute our strategy and deliver value,” concluded Scheffer.

Management offers the following guidance for total year 2006.

•	Net sales are expected to be in the range of $335 million to $345 million, an increase of 0.4% to 3.4% over the prior year.
•	Operating income is expected to be in the range of $35.8 million to $36.8 million.
•	The Company’s effective tax rate is expected to be 35.1% in 2006.
•	Earnings per share are expected to be in the range of $1.78 to $1.84 compared to $1.77 for 2005.

Management offers the following guidance for the quarter ending July 1, 2006.

•	Net sales are expected to be in the range of $79.5 million to $82.0 million, a decrease of 2% to 5% over the second quarter of 2005.
•	Operating income is expected to be in the range of $7.0 million to $7.6 million.
•	Earnings per share are expected to be in the range of $.35 to $.38 compared to record earnings of $.44 per share in the year-ago quarter.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Wednesday morning, April 19, at 9:00 Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through April 26, 2006 is (877) 660-6853, the account reference number is 275 and the conference number is 197261.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to raise prices in response to inflation and increasing costs, the cyclical nature of the furniture industry, the inability to obtain sufficient quantities of quality raw materials in a timely manner, failure to anticipate or respond to changes to consumer tastes and fashions in a timely manner, business failures or loss of large customers, environmental compliance costs, and extended business interruption at manufacturing facilities.

Any forward-looking statement speaks only as of the date of this filing, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 1,	April 2,
	2006	2005

Net sales	$83,524	$82,950

Cost of sales	63,766	62,485

Gross profit	19,758	20,465

Selling, general and administrative expenses	11,128	11,051

Operating income	8,630	9,414

Other income, net	93	65
Interest income	110	51
Interest expense	524	569
Income before income taxes	8,309	8,961

Income taxes	2,917	3,201
Net income	$5,392	$5,760

Diluted earnings per share	$0.43	$0.43

Weighted average number of shares	12,567	13,400

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	April 1,	April 2,	Dec 31,
	2006	2005	2005

Assets
Current assets:
Cash	$21,918	$17,272	$12,556
Accounts receivable, net	40,234	40,599	36,957
Inventories	65,117	71,678	69,961
Prepaid expenses and other current assets	957	955	1,435
Deferred income taxes	2,482	2,409	2,462

Total current assets	130,708	132,913	123,371

Property, plant and equipment, net	49,511	51,155	50,744
Goodwill	9,072	9,072	9,072
Other assets	6,984	6,701	7,301

Total assets	$196,275	$199,841	$190,488

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$2,857	$4,257	$2,857
Accounts payable	16,463	17,292	16,405
Accrued expenses	14,778	14,856	12,909

Total current liabilities	34,098	36,405	32,171

Long-term debt	8,571	11,428	8,571
Deferred income taxes	9,974	10,488	10,164
Other long-term liabilities	6,793	6,667	6,833

Stockholders' equity	136,839	134,853	132,749

Total liabilities and stockholders' equity	$196,275	$199,841	$190,488

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	April 1,	April 2,
	2006	2005
Cash flows from operating activities:
Cash received from customers	$80,251	$78,365
Cash paid to suppliers and employees	(68,651)	(67,967)
Interest received	110	45
Income taxes paid, net	(495)	(269)
Net cash provided by operating activities	11,215	10,174

Cash flows from investing activities:
Capital expenditures	(216)	(1,196)
Other, net	(17)	(6)
Net cash used by investing activities	(233)	(1,202)

Cash flows from financing activities:
Purchase and retirement of common stock	(1,252)	(1,868)
Dividends paid	(982)	(778)
Tax benefit from exercise of stock options	161
Proceeds from exercise of stock options	453	3,314
Net cash (used) provided by financing activities	(1,620)	668

Net increase in cash	9,362	9,640
Cash at beginning of period	12,556	7,632

Cash at end of period	$21,918	$17,272

Reconciliation of net income to
net cash provided by operating activities:
Net income	$5,392	$5,760

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	1,464	1,402
Deferred income taxes	(210)	(249)
Stock-based compensation	72
Tax benefit from exercise of stock options	(161)
Loss on disposal of assets	6
Changes in working capital	4,379	2,836
Other assets	312	453
Other long-term liabilities	(39)	(28)
Net cash provided by operating activities	$11,215	$10,174